Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-133783 on Form S-3 of our reports dated December 13, 2005, relating to the consolidated financial statements of Imperial Sugar Company and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Imperial Sugar Company for the year ended September 30, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Houston, Texas

June 6, 2006